Cycle Country Announces 1st Quarter Results

Milford, IA. - February 7, 2007 - Cycle Country Accessories Corp, (AMEX: ATC) , the recognized leader in developing and manufacturing a variety of products for the all terrain vehicle
(ATV), garden tractors, and golf cars today announced earnings for their first quarter of 5 cents per share. Revenue for the quarter was $4.67 million, a decrease of $0.83 million from the 1st Quarter of FY06. The reduction in sales was largely from the companies ATV segment and specifically snow plow sales as a result of the record warm winter. Company executives will embark on a "Road Show" to meet with investors in late February. They will also be providing additional guidance in a conference call scheduled for February 15, 2007.

The company has been developing a significant number of new products recently, many of which will be featured at the Power Sports Exposition, which will be held in Indianapolis, Indiana in mid February. These new products are being featured in several industry magazines that will be distributed at the show as well as their own new full color catalog. It was reported earlier by the company that they expect these new products to add $7 million in sales and $0.32 - 0.34 EPS aggregate over the next three years.

In keeping with the company's strategy to become less dependent on their line of snow related products, the company is releasing two new pull behind mowers that target new price points and sales channels under their Cycle Country and Weekend Warrior brands, respectively. The company is also releasing a new high capacity fertilizer/seed spreader; hitch mounted motorcycle carrier; and a unique hunting seat for the bed of the high growth UTV market.

The company is continuing to focus on implementing their recently developed business plan which reflects a strategy of an aggressive new product development program targeting new markets and channels to increase revenues in quarters traditionally slow for the company.


About Cycle Country Accessories Corporation
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's). Cycle Country also produces accessories for the lawn and garden market through its subsidiary, Weekend Warrior and makes high performance oil filters for the motorsports industry through its wholly owned subsidiary, Perf-Form. In April of 2005, Cycle Country acquired Simonsen Iron Works, now operating as Cycle Country, Spencer, providing metal fabrication.

www.cyclecountry.com 						www.perf-
form.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "estimate", "potential", or future/conditional verbs such as "will", "should", and "could".

Contact:
Mark Gilbert, Investor Relations Manager
317-867-2839
mgilbert@magellanfin.com